The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.  Index Overview  The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to the underlying asse t to which  the Index is linked (the “Underlying Asset”), while targeting a level of implied volatility, with a maximum exposure to the U nde rlying Asset of 500%  and a minimum exposure to the Underlying Asset of 0%. Since February 9, 2024 (the “Amendment Effective Date”), the Underlying   As set has  been an unfunded position in the Invesco QQQ Trust SM , Series 1 (the “QQQ Fund”), calculated as the excess of the total return of the QQQ Fund  over a notional financing cost.   Prior to the Amendment Effective Date, the Underlying Asset was an unfunded rolling position   in   E - Mini Nasdaq -  100 futures. The Index is subject to a 6.0% per annum daily deduction, and the performance of the Underlying Asset is subject   to   a notional  financing cost deducted daily. The investment objective of the QQQ Fund is to seek to track the investment results, before fe es   and expenses, of  the Nasdaq - 100 Index ® .  Summary of Terms  Issuer:   JPMorgan Chase Financial Company LLC  Guarantor:   JPMorgan Chase & Co.  Minimum Denomination:   $1,000  Index (Index Ticker):   The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA). The level of the Index reflects a  deduction of 6.0% per annum that accrues daily, and the performance of the QQQ Fund is subject to a notional  financing cost that accrues daily .  Pricing Date:   October 27, 2026  Final Review Date:   October 27, 2031  Maturity Date:   October 30, 2031  Review Dates:   Monthly  Contingent Interest Rate:   At least 9.50%* per annum, payable monthly at a rate of at least 0.79167%*, if applicable  Interest Barrier:   An amount that represents 80.00% of the Initial Value  Buffer Threshold:   An amount that represents 70.00% of the Initial Value  Buffer Amount:   30.00%  CUSIP:   46661P5K9  Preliminary Pricing  Supplement:   http://sp.jpmorgan.com/document/cusip/46661P5K9/doctype/Product_Termsheet/document.pdf  Estimated Value:   The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00   per $1,000  principal amount note.   For information about the estimated value of the notes, which likely will be lower than the  price you paid for the notes, please see the hyperlink above.  Automatic Call  If the closing level of the Index on any Review Date (other than the first through eleventh and final Review Dates) is greate r t han or equal to the  Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a)   $1 ,000   plus   (b) the  Contingent Interest Payment applicable to that Review Date   plus   (c) any previously unpaid Contingent Interest Payments for any prior Review  Dates, payable on the applicable Call Settlement Date. No further payments will be made on the notes.  Payment at Maturity  If the notes have not been automatically called and the Final Value is greater than or equal to the Buffer Threshold, you wil l r eceive a cash  payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000   plus   (b) the Contingent Interest Payment, if any, applicable to the  final Review Date   plus   (c) if the Contingent Interest Payment applicable to the final Review Date is payable, any previously unpaid Contingent  Interest Payments for any prior Review Dates.  If the notes have not been automatically called and the Final Value is less than the Buffer Threshold, your payment at maturi ty   per $1,000  principal amount note will be calculated as follows:  $1,000 + [$1,000   ×   (Index Return + Buffer Amount)]  If the notes have not been automatically called and the Final Value is less than the Buffer Threshold, you will lose some or   mos t of your principal  amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he   credit risk of  JPMorgan Chase & Co., as guarantor of the notes.  Investing in the notes linked to the Index involves   a number of   risks. See "Selected Risks" on page 2 of this document, "Risk Factors"  in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations"   in  the relevant pricing supplement.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon  the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplemen t a nd  prospectus. Any representation to the contrary is a criminal offense.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  5yNC1y Auto Callable Contingent Interest Notes linked to the   MerQube US Tech+ Vol  Advantage Index  North America Structured Investments  Registration Statement  Nos. 333 - 293684 and 333 - 293684 - 01  Dated September 30, 2026  Rule 424(b)(3)  Terms supplement to the prospectus dated April 17, 2026, the prospectus supplement dated April 17, 2026, the  product supplement no. 3 - I dated April 17,   2026   and the underlying supplement no. 5 - I dated April 17, 2026  Index Return  Payment at Maturity  (assuming   9.50% per annum  Contingent Interest Rate)  60.00%   $1,007.9167  40.00%   $1,007.9167  20.00%   $1,007.9167  5.00%   $1,007.9167  0.00%   $1,007.9167  - 10.00%   $1,007.9167  - 20.00%   $1,007.9167  - 20.01%   $1,000.0000  - 30.00%   $1,000.0000  - 40.00%   $900.0000  - 50.00%   $800.0000  - 60.00%   $700.0000  - 80.00%   $500.0000  - 100.00%   $300.0000  Hypothetical Payment at  Maturity**  *If the notes have not been automatically called and the closing level of the Index  on any Review Date is greater than or equal to the Interest Barrier, you will receive  on the applicable Interest Payment Date for each $1,000 principal amount note a  Contingent Interest Payment equal to at least $7.9167 (equivalent to a Contingent  Interest Rate of at least 9.50% per annum, payable at a rate of at least 0.79167%  per month),   plus   any previously unpaid Contingent Interest Payments for any prior  Review Dates.  **This table assumes that no previously unpaid Contingent Interest Payment is  payable at maturity. The hypothetical payments on the notes shown above apply  only if you hold the notes for their entire term or until automatically called. These  hypotheticals do not reflect fees or expenses that would be associated with any  sale in the secondary market. If these fees and expenses were included, the  hypothetical payments shown above would likely be lower.  This table does not demonstrate how your interest payments can vary over  the term of your notes.  Contingent Interest

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  Selected Risks  Risks Relating to the Notes Generally  •   Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.  •   The notes do not guarantee the payment of interest and may not pay interest at all.  •   The level of the Index will include a 6.0% per annum daily deduction.  •   The level of the Index will include the deduction of a notional financing cost.  •   Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in  the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan  Chase & Co.  •   As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent activities and  has limited assets.  •   The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that  may be paid over the term of the notes.  •   The automatic call feature may force a potential early exit.  •   No dividend payments or voting rights.  •   Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the  notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be  willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of  your principal.  •   The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  Risks Relating to Conflicts of Interest  •   Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of the  notes, including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when the  terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its  affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes  declines.  •   Our affiliate, JPMS, worked with MerQube (the “Index Sponsor”) in developing the guidelines and  policies governing the composition and calculation of the Index .  Risks Relating to the Estimated Value and Secondary Market Prices of the Notes  •   The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  •   The estimated value of the notes does not represent future values and may differ from others’ estimates.  •   The estimated value of the notes is determined by reference to an internal funding rate.  •   The value of the notes, which may be reflected in customer account statements, may be higher than the  then - current estimated value of the notes for a limited time period.  Selected Risks (continued)  Risks Relating to the Index  •   The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no  obligation to consider your interests.  •   The Index may not be successful or outperform any alternative strategy that might be employed in respect  of the Underlying Asset.  •   The Index may not approximate its target volatility.  •   The Index is subject to risks associated with the use of significant leverage.  •   The Index may be adversely affected by a “volatility drag” effect.  •   The Index may be significantly uninvested.  •   An investment in the notes will be subject to risks associated with non - U.S. securities.  •   The QQQ Fund is subject to management risk.  •   The performance and market value of the QQQ Fund, particularly during periods of market volatility, may  not correlate with the performance of the QQQ Fund’s underlying index as well as the net asset value per  share.  •   Hypothetical back - tested data relating to the Index do not represent actual historical data and are subject  to inherent limitations, and the historical and hypothetical back - tested performance of the Index are not  indications of its future performance.  •   The Index was established on June 22, 2021 and may perform in unanticipated ways.  Additional Information  Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These  terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement  and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such  preliminary pricing supplement and/or pricing supplement shall govern.  Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance.  This type of information has inherent limitations and you should carefully consider these limitations before placing reliance   on   such information.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan   Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.  tax - related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may   not   be suitable for all investors. This information is not intended to provide and should not be  relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to   the se matters.  This material is not a product of J.P. Morgan Research Departments.  North America Structured Investments  5yNC1y Auto Callable Contingent Interest Notes linked to the   MerQube US Tech+ Vol Advantage Index  The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct   supplement and underlying supplement and “Selected Risk Considerations” in the  applicable preliminary pricing supplement for additional information.